NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Announces Lifting of OCC Consent Order

Action reflects success in building strong business model

TROY, Mich., Dec. 20, 2016— Flagstar Bancorp, Inc. (NYSE: FBC) (the "Company"), announced on December 20, 2016, that the Office of the Comptroller of the Currency (OCC) has terminated its Consent Order with Flagstar Bank, FSB, a wholly owned subsidiary of the Company. The effective date of the termination was December 19, 2016.

In response to the Consent Order, the Bank implemented and adopted industry best practices related to, among other things, regulatory compliance, enterprise risk management, capital and liquidity. The lifting of the Consent Order signifies that the OCC has determined that the Bank has met all of the Consent Order requirements.

“This is a highly positive milestone for the Bank and represents our team’s successful efforts to create a solid risk management organization, strengthen our balance sheet and improve Flagstar’s financial performance,” said Alessandro P. DiNello, president and chief executive officer. “This action reflects our success in building a broader, more stable and less risky business model that can deliver industry-leading results.

“I’m proud of our entire Flagstar team for their tireless efforts in making this announcement possible, and thank our shareholders for their confidence in our business plan and their support as we built a first-class risk management organization and created a culture of compliance. I also appreciate the collaborative way in which the OCC worked with our team to reach this positive conclusion. Their pragmatic approach to our turnaround plan was a required component to the process. Now it’s all about the future, and about increasing value for our shareholders,” DiNello said.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $14.3 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as through 31 retail locations in 21 states. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for nearly $76 billion of home loans for nearly 370,000 borrowers. For more information, please visit flagstar.com.